Exhibit 21.1

SUBSIDIARIES

NAME	JURISDICTION OF FORMATION
Silex Spain, S.L. (Spain)	Spain
Colque Exploraciones S.A.	Argentina
Golden Minerals Services Corp.	United States
ECU Silver Mining Inc.	Canada
Minera William, S.A. de C.V	Mexico